Exhibit 4.3

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE AND SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS. THIS CONVERTIBLE PROMISSORY NOTE (AND ALL PAYMENT AND ENFORCEMENT PROVISIONS HEREIN) IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN A SUBORDINATION AGREEMENT WITH PACIFIC WESTERN BANK. ANY ASSIGNMENT OR TRANSFER OF THIS CONVERIBLE PROMISSORY NOTE SHALL BE SUBJECT TO THE SUBORDINATION AGREEMENT. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS CONVERTIBLE PROMISSORY NOTE AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.

MAZE THERAPEUTICS, INC.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

Note No.:
Principal Amount of Note:	Made as of

Subject to the terms and conditions of this Note, for value received, Maze Therapeutics, Inc., a Delaware corporation (the “Company”), with chief executive offices at 171 Oyster Point Blvd Ste 300, South San Francisco, CA 94080, hereby promises to pay to the undersigned holder or registered assigns (“Holder”), the principal sum of   ($  ), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest accrued on the unpaid principal amount at the Applicable Rate (as defined below), compounded annually. Interest shall begin to accrue on the date of this Note and shall continue to accrue on the outstanding principal amount until the entire Balance is paid (or converted, as provided in Section 6), and shall be computed based on the actual number of days elapsed and on a year of 365 days.

This Note has been issued pursuant to that certain Convertible Note Purchase Agreement, dated as of December 15, 2023 (as may be amended from time to time, the “Purchase Agreement”), by and among the Company, the original holder of this Note and certain other investors and is subject to the provisions of the Purchase Agreement. This note is subordinated to Pacific Western Bank, a California state-chartered bank, pursuant to the Subordination Agreement (as defined in the Purchase Agreement) The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees.

1. DEFINITION. The following definitions shall apply for purposes of this Note.

“Actual Conversion Amount” means all (or if permitted by the terms of this Note, that lesser portion) of the Balance actually converted into Conversion Stock pursuant to Section 6.1, Section 6.2, or Section 6.3, as applicable, on an Actual Conversion Date, including, if accrued interest and expenses convert pursuant to the terms of this Note, interest and expenses accrued through such Actual Conversion Date and actually converted into Conversion Stock.

“Actual Conversion Date” means a date on which all (or if permitted by this Note, a lesser portion) of the Balance of this Note is converted pursuant to Section 6.1, Section 6.2, or Section 6.3, as applicable.

“Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities Act. “Applicable Rate” means a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) eight percent (8%) per annum.

“Balance” means, at the applicable time, the sum of all then outstanding principal of this Note, all then accrued but unpaid interest and all other amounts (including fees and expenses) then accrued but unpaid under this Note.

“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.

“Change of Control” means a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time).

“Common Stock” means the Company’s Common Stock, $0.001 par value per share.

“Company” shall include, in addition to the Company identified in the opening paragraph of this Note, any corporation or other entity which succeeds to the Company’s obligations under this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise.

“Conversion Price” means (a) if the Conversion Stock is Next Financing Stock, an amount per share equal to the lesser of the Next Financing Price and the Series C Price, (b) if the Conversion Stock is Series C Preferred Stock, the Series C Price, and (c) if the Conversion Stock is Qualified IPO Stock, an amount equal to the Qualified IPO Price. The Conversion Price is subject to adjustment as provided herein.

“Conversion Stock” means (a) if the Balance is converted pursuant to the terms of Section 6.1, the Company’s capital stock that is sold by the Company in the Next Financing having the identical rights, privileges, preferences and restrictions as the shares of capital stock sold to new money investors in the Next Financing, other than with respect to: (i) the per share liquidation preference and the initial conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price (“Next Financing Stock”); (b) if the Balance is converted pursuant to the terms of Section 6.2, the Series C Preferred Stock, and (c) if the Balance is converted pursuant to the terms of Section 6.3, the Common Stock issuable upon the closing of a Qualified IPO (the “Qualified IPO Stock”). The number and character of shares of Conversion Stock are subject to adjustment as provided in this Note and the term “Conversion Stock” shall include the stock and other securities and property that are, on an Actual Conversion Date, receivable or issuable upon such conversion of this Note in accordance with its terms.

“Event of Default” has the meaning set forth in Section 5.

“Financing Document” means each of this Note, the Notes, the Purchase Agreement, and any document entered into, executed or delivered under or in connection with, or for the purpose of amending, any of such documents.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.

“Majority Holders” has the meaning set forth for such term in Section 7.8 of the Purchase Agreement.

“Maturity Date” means the earliest of (a) December 15, 2026 (b) the Next Financing, (c) a Change of Control, or (d) the time at which the Balance of this Note is due and payable upon an Event of Default; provided, however that if the Event of Default is cured as permitted in this Note, then the Maturity Date shall not thereafter be deemed to have occurred with regard to such Event of Default under this clause (d).

“Next Financing” means the Company’s next sale of its Preferred Stock in a single transaction or in a series of related transactions in each case occurring on or before the Maturity Date, for an aggregate gross purchase price paid to the Company of no less than $50,000,000 (excluding the principal amount of and accrued interest or any other amounts owing on all Notes converted into Conversion Stock in such sale).

“Next Financing Closing” means the initial closing of the Next Financing.

“Next Financing Price” means 80% multiplied by the lowest per-share selling price of the shares of Next Financing Stock sold by the Company for new cash investment in the Next Financing.

“Note” means this Subordinated Convertible Promissory Note.

“Notes” means a series of subordinated convertible promissory notes aggregating up to $25,000,000.00 in original principal amount issued under the Purchase Agreement, of which this Note is one, each such note containing substantially identical terms and conditions as this Note.

“Principal Balance” means, at the applicable time, all the then outstanding principal of this Note.

“Qualified IPO Price” means 80% multiplied by the price per share to the public of the shares of Common Stock issued in the Qualified IPO.

“Securities Act” means the Securities Act of 1933, as amended.

“Series C Preferred Stock” means the Company’s Series C Preferred Stock, $0.001 par value per share.

“Series C Price” means the original issue price of the Series C Preferred Stock, which is $2.9515 per share.

2. PAYMENT AT MATURITY DATE; INTEREST.

2.1 Payment at Maturity Date. If this Note has not been previously converted (as provided in Section 6), then the principal amount of this Note, all accrued and unpaid interest and all other amounts accrued under this Note shall be due and payable in full on the Maturity Date. Payment on this Note shall be made, at the election of the Holder, by (a) a check payable to the Holder by mail to the address of the Holder of this Note (specified in the Schedule of Investors attached to the Purchase Agreement) or such other place as the Holder of this Note may designate in writing to the Company, (b) wire transfer of funds by the Holder, or (c) any combination of the foregoing in lawful money of the United States.

2.2 Payment of Interest. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

2.3 Change of Control. If the Company consummates a Change of Control prior to the payment or conversion of the entire Balance of this Note under Section 6.1, Section 6.2 or Section 6.3 hereof and prior to the Maturity Date, then upon the closing of such Change of Control, Holder shall be entitled to receive payment in an amount equal to the entire Balance then outstanding under this Note, prior to any payment to the holders of outstanding capital stock of the Company, but subordinate to any repayment of senior secured indebtedness for borrowed money of the Company, including in the manner and to the extent set forth in the Subordination Agreement.

3. NO PREPAYMENT. Except with regard to the conversion of this Note under Section 6, the Company may not pay any unpaid Balance of this Note before it becomes due without the prior written consent of the Majority Holders.

4. NOTES PARI PASSU; APPLICATION OF PAYMENTS. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under any other Financing Document payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original principal amount. Subject to Section 6 and the foregoing provisions of this Section, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full. If after all applications of such payments have been made as provided in this Section, then the remaining amount of such payment that are in either case in excess of the aggregate Balance of all outstanding Notes, shall be returned to the Company. The Notes shall be subordinated to all indebtedness of the Company to banks, commercial financing lenders or other lending institutions regularly engaged in the business of lending money.

5. EVENTS OF DEFAULT; REMEDIES IN CONCERT. Each of the following events shall constitute an “Event of Default” hereunder:

(a) the Board of Directors or the stockholders of the Company adopt a resolution for the dissolution or termination of business of the Company;

(b) any petition in bankruptcy being filed by or against Company or any proceedings in bankruptcy, insolvency or under any other laws relating to the relief of debtors, being commenced for the relief or readjustment of any indebtedness of the Company, either through reorganization, composition, extension or otherwise, and which, in the case of any involuntary proceedings shall be acquiesced to by Company or shall continue for a period of sixty (60) days undismissed, undischarged or unbounded;

(c) the making by the Company of an assignment for the benefit of creditors or the appointment of a receiver of any property of the Company which shall not be vacated or removed within sixty (60) days after appointment;

(d) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or fails to pay timely any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable; or

(e) any material breach by the Company of the provisions of this Note or the Purchase Agreement, and the Company does not cure such breach within twenty (20) days after written notice thereof has been given by or on behalf of such Holder to the Company.

Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall (i) in the case of any Event of Default under Section 5(b) or 5(c), become immediately due and payable in full without further notice or demand by Holder and (ii) in the case of any Event of Default other than under Section 5(b) or 5(c), become immediately due and payable upon demand by the Holder. In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

6. CONVERSION.

6.1 Mandatory Conversion in Next Financing. If the Company has not paid (or converted) the entire Balance before the Next Financing Closing, then, at the Next Financing Closing, the entire Balance then outstanding shall automatically be cancelled and converted into that number of shares of Conversion Stock obtained by dividing (a) the entire Balance by (b) the Conversion Price then in effect. Such conversion shall be deemed to occur under this Section 6.1 as of immediately prior to the Next Financing Closing, without regard to whether Holder has then delivered to the Company this Note (or the Lost Note Documentation where applicable) and Holder will execute and deliver to the Company at the Next Financing Closing any other documents, including, if applicable, the investors’ rights, co-sale, voting or other agreements, required to be executed by the investors purchasing the Conversion Stock in the Next Financing (the “Next Financing Documents”). The Holder shall thereupon receive all of the rights, preferences and privileges granted to other investors generally in the Next Financing.

6.2 Optional Conversion. If the Company has not repaid or converted the entire Balance of this Note prior to the Maturity Date, then at any time, including after the Maturity Date and prior to the repayment of the entire Balance, Holder shall have the right, at Holder’s option, to convert all of the Balance then outstanding into Conversion Stock at the Conversion Price then in effect by tendering this Note (or Lost Note Documentation, if applicable) for conversion at the chief executive offices of the Company, accompanied by written notice of Holder’s election to convert. Conversion shall be deemed to have occurred under this Section 6.2 at the close of business on the date immediately preceding the tender of the Note (or Lost Note Documentation) and the written notice of election to convert. In connection with a conversion pursuant to this Section 6.2 (the “Optional Conversion”), Holder shall execute and deliver to the Company a stock purchase agreement in the form provided by the Company and reasonably acceptable to the Majority Holders and the investors’ rights agreement, right of first refusal and co-sale agreement and voting agreement, in each case in substantially the same forms as previously entered into by the existing Series C Preferred Stock investors of the Company (the “Optional Conversion Documents”).

6.3 Mandatory Conversion of Note Upon Closing of a Qualified Public Offering. If this Note has not been earlier repaid in accordance with Section 2 above or previously converted in accordance with this Section 6, then upon the closing of a firm commitment underwritten initial public offering of the Common Stock, pursuant to a registration statement on Form S-1 (as defined in the Securities Act) or any successor form thereto in connection with which all shares of the Company’s Preferred Stock are converted into Common Stock that results in aggregate gross proceeds to the Company of at least $50 million (a “Qualified IPO”), the entire Balance shall be converted automatically into that number of shares of Conversion Stock equal to (a) the entire Balance divided by (b) the Conversion Price then in effect, rounded down to the nearest whole number of shares. In connection with a conversion pursuant to this Section 6.3 (the “IPO Conversion”), Holder shall execute and deliver to the Company any documents including, if applicable, any stockholder agreements, market-standoff agreements or other agreements, required to be executed by the investors in the Qualified IPO (the “IPO Documents”).

6.4 Termination of Rights. Except for the right to obtain certificates representing the Conversion Stock under Section 7, all rights with respect to this Note shall terminate upon the effective conversion of the entire Balance of the Note as provided in Section 6.1, Section 6.2, or Section 6.3, whichever is applicable. Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after conversion. In any event, Holder shall not be entitled to receive any stock certificates representing the shares of Conversion Stock issuable upon conversion of this Note unless and until Holder has (i) surrendered the original of this Note (or Lost Note Documentation where applicable) and (ii) executed and delivered to the Company the Next Financing Documents, Optional Conversion Documents, or IPO Documents, as applicable.

7. CERTIFICATES; NO FRACTIONAL SHARES. Subject to Section 6.4, as soon as practicable after conversion of this Note pursuant to Section 6.1, Section 6.2, or Section 6.3, as applicable, the Company at its expense will cause to be issued in the name of Holder and to be delivered to Holder, a certificate or certificates for the number of shares of Conversion Stock to which Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company’s Certificate of Incorporation and Bylaws and by any agreement between the Company and Holder), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note. No fractional shares shall be issued upon conversion of this Note. If upon any conversion of this Note (and after aggregating the amounts of all other Notes held by the same Holder which are converted at the same time as this Note), a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Conversion Price.

8. ADJUSTMENT PROVISIONS. So long as any of the Balance of this Note remains outstanding and the conversion rights under Section 6 have not terminated, the number and character of shares of Conversion Stock issuable upon conversion of this Note upon an Actual Conversion Date and, to the extent set forth in this Section 8, the Conversion Price therefor, are each subject to adjustment upon each occurrence of an adjustment event described in Sections 8.1 through 8.4 occurring between the date this Note is issued and such Actual Conversion Date:

8.1 Adjustment for Stock Splits and Stock Dividends. The Conversion Price and the number of shares of Conversion Stock shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of Conversion Stock without the payment of consideration to the Company therefor at any time before an Actual Conversion Date.

8.2 Adjustment for Other Dividends and Distributions. If the Company shall make or issue, or shall fix a record date for the determination of eligible holders of its capital stock entitled to receive, a dividend or other distribution payable with respect to the Conversion Stock that is payable in securities of the Company (other than issuances with respect to which adjustment is made under Sections

8.1 or 8.3), or in assets (other than cash dividends) (each, a “Dividend Event”), and such dividend or other distribution is actually made, then, and in each such case, Holder, upon conversion of an Actual Conversion Amount at any time after such Dividend Event, shall receive, in addition to the Conversion Stock issuable upon such conversion of the Note, the securities or other assets that would have been issuable to Holder had Holder, immediately prior to such Dividend Event, converted such Actual Conversion Amount into Conversion Stock.

8.3 Adjustment for Consolidation or Merger. If the Company shall consolidate with or merge into one or more other corporations or other entities, and pursuant to such consolidation or merger stock, other securities or other property is issued or paid to holders of Conversion Stock (each, a “Reorganization Event”), then, and in each such case, Holder, upon conversion of an Actual Conversion Amount after the consummation of such Reorganization Event, shall be entitled to receive (in lieu of the stock or other securities and property that Holder would have been entitled to receive under the terms of this Note upon such conversion but for such Reorganization Event), the stock or other securities or property that Holder would have been entitled to receive upon the consummation of such Reorganization Event if, immediately prior to such Reorganization Event, Holder had converted such Actual Conversion Amount into Conversion Stock, all subject to further adjustment as provided in this Note, and the successor corporation or other successor entity in such Reorganization Event shall duly execute and deliver to Holder a supplement to this Note acknowledging such corporation’s or other entity’s obligations under this Note; and in each such case, the terms of the Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such Reorganization Event. The Company shall give written notice of any Change of Control or Reorganization Event no less than five (5) Business Days in advance of the consummation of such transaction and describe in reasonable detail the material terms of such transaction to provide the Holder sufficient information to determine whether to elect to convert this Note pursuant to Section 6.2.

8.4 Conversion of Stock. In each case not otherwise covered in Section 8.3 where (a) all the outstanding Conversion Stock is converted, pursuant to the terms of the Company’s Certificate of Incorporation, into Common Stock or other securities or property, or (b) the Conversion Stock otherwise ceases to exist or to be authorized under the Company’s Certificate of Incorporation (each a “Stock Event”), then Holder, upon conversion of this Note at any time after such Stock Event, shall receive, in lieu of the number of shares of Conversion Stock that would have been issuable upon conversion of this Note immediately prior to such Stock Event, the stock and other securities and property that Holder would have been entitled to receive upon the Stock Event, if immediately prior to such Stock Event, Holder had converted the Actual Conversion Amount into Conversion Stock.

8.5 Notice of Adjustments. The Company shall promptly give written notice of each adjustment of the Conversion Price or the number or type of shares of Conversion Stock or other securities or property issuable upon conversion of this Note that is required under this Section 8. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

8.6 No Change Necessary. The form of this Note may, but need not, be changed because of any adjustment in the Conversion Price or in the number or type of shares of Conversion Stock issuable upon its conversion.

8.7 Reservation of Stock. If the number of shares of Conversion Stock or other securities authorized and reserved for issuance upon conversion of this Note shall not be sufficient to effect the conversion of the Balance of this Note, then the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock or other securities issuable upon conversion of this Note as shall be sufficient for such purpose.

9. PROVISIONS RELATING TO STOCKHOLDERS RIGHTS.

9.1 Rights as Investor. Upon conversion of the Balance in connection with (a) a Next Financing and execution and delivery to the Company of the Next Financing Documents, Holder shall be entitled to the rights and be subject to all other obligations of the investors in the Conversion Stock issued in the Next Financing, (b) the Optional Conversion and execution and delivery to the Company of the Optional Conversion Documents, Holder shall be entitled to the rights and be subject to all other obligations of the investors holding shares of Conversion Stock issued in such Optional Conversion, or (c) a Qualified IPO and execution and delivery to the Company of the IPO Documents, Holder shall be entitled to the rights and be subject to all other obligations of the stockholders in connection with the Conversion Stock issued in the Qualified IPO.

9.2 “Market Stand-Off” Agreement. Holder hereby agrees that upon conversion of the Balance into Conversion Stock, Holder shall be bound by the market standoff provision set forth in that certain Amended and Restated Investors’ Rights Agreement, dated as of December 8, 2021, as amended from time to time.

9.3 No Voting or Other Rights. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Note is actually converted into shares of the Company’s capital stock in accordance with its terms. In the absence of conversion of this Note into Conversion Stock, no provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

10. REPRESENTATIONS AND WARRANTIES OF HOLDER. In order to induce the Company to enter into the Financing Documents and issue this Note to the original Holder, the original Holder has made representations and warranties to the Company as set forth in the Purchase Agreement.

11. GENERAL PROVISIONS.

11.1 Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

11.2 Attorneys’ Fees. In the event any party is required to engage the services of an attorney for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including reasonable and documented attorneys’ fees.

11.3 Transfer. Notwithstanding anything to the contrary in the Bylaws or Certificate of Incorporation of the Company or the Purchase Agreement, neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that Holder shall be permitted to transfer this Note to its Affiliates.

11.4 Governing Law. This Note shall be governed by and construed under the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within the State of Delaware, without reference to principles of conflict of laws or choice of laws.

11.5 Counterparts; Facsimile. This Note may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.6 Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

11.7 Notices. Unless otherwise provided herein, any notice and other communications required or permitted under this Note shall be given in writing and shall be deemed effectively given (a) at the time of delivery, if delivery is in person or by electronic mail; (b) one (1) Business Day after deposit with an express overnight courier for United States deliveries, or three (3) Business Days after deposit with an international express overnight air courier for deliveries outside of the United States, in each case with proof of delivery from the courier requested; or (c) four (4) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries, when addressed to the party to be notified at the address indicated for such party in Section 7.6 of the Purchase Agreement, or at such other address as any party hereto may designate for itself to receive notices by giving ten (10) days’ advance written notice to all other parties in accordance with the provisions of this Section.

11.8 Amendments and Waivers. This Note and all other Notes issued under the Purchase Agreement may be amended and provisions may be waived by the Note holders and the Company as provided in Section 7.8 of the Purchase Agreement; provided, however, that no such amendment, waiver or consent shall (i) reduce the principal amount or accrued interest of this Note without the Holder’s consent (ii) reduce the rate of interest without the Holder’s consent, or (iii) adversely change the conversion terms of this Note without the Holder’s consent; and provided, further, that no such amendment, waiver or consent shall be effected if it would adversely affect the Holder in a manner disproportionate to any adverse effect such amendment, waiver or consent would have on the rights of other holders of Notes issued pursuant to the Purchase Agreement. Any amendment or waiver effected in accordance with Section 7.8 of the Purchase Agreement shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and the Company.

11.9 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Subordinated Convertible Promissory Note to be signed in its name as of the date first written above.

THE COMPANY

MAZE THERAPEUTICS, INC.

By:
Name: Jason Coloma
Title: Chief Executive Officer

AGREED AND ACKNOWLEDGED:

HOLDER

By:
Name:
Title:

[SIGNATURE PAGE TO SUBORDINATED CONVERTIBLE PROMISSORY NOTE OF MAZE THERAPEUTICS, INC.]